Exhibit 99.2

ANSYS, INC. FIRST QUARTER 2016

EARNINGS ANNOUNCEMENT

PREPARED REMARKS

May 5, 2016

ANSYS is providing a copy of its prepared remarks in connection with its earnings announcement. These remarks are offered to provide stockholders and analysts with additional time and detail for analyzing our Q1 2016 results in advance of our quarterly conference call. As previously announced, the conference call will begin today, May 5, 2016, at 10:30 a.m. Eastern Time and will include only brief overview comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast, please visit the Investor Relations section of ANSYS’ website at http://investors.ansys.com and click on events & presentations, then webcasts. The call can also be heard by dialing (855) 239-2942 (US) or (412) 542-4124 (CAN & INT’L) at least five minutes prior to the call and referencing conference code 10084641. A replay will be available within two hours of the call’s completion at http://investors.ansys.com or at (877) 344-7529 (US), (855) 669-9658 (CAN) or (412) 317-0088 (INT’L) and referencing the access code 10084641.

NON-GAAP SUPPLEMENTAL INFORMATION

In addition to our GAAP information, ANSYS has historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document, as well as in our Q1 2016 earnings press release, which can be found on our website in the press release section. Reconciliations of GAAP to non-GAAP information are also provided. In line with our historical practice, the financial information below is presented on a supplemental, non-GAAP basis unless otherwise indicated.

FIRST QUARTER 2016 OVERVIEW

The financial results achieved in the first quarter were in line with our guidance ranges. It was a solid quarter on several fronts, highlighted by a record deferred revenue and backlog balance of $506.4 million, an industry-leading non-GAAP operating margin of 46.4%, and continued strong cash flows and renewal rates. We reported consolidated non-GAAP revenue of $226.0 million, an increase of 5% in constant currency (3% in reported currency). We also achieved non-GAAP EPS of $0.77 in the first quarter, at the high end of our guidance range. Our first quarter results reflect relatively consistent performance across the three major geographies with 5% growth in North America, 6% in Asia-Pacific and 5% in Europe, all in constant currency.

Selected first quarter data:

•	Our lease license revenues grew 5% in constant currency, while our maintenance revenue grew 9% in constant currency. Both lease licenses and maintenance contributed to our recurring revenue base continuing to remain strong at 78% of revenue for the quarter. Perpetual licenses were down 3% in constant currency (5% in reported currency). There was continued progress in enterprise portfolio sales efforts, cross-selling and customer engagement activities that contributed to building a record deferred revenue and backlog balance of $506.4 million at March 31, 2016, as well as the overall sales pipeline for Q2 2016 and beyond.

•	During the first quarter, we repurchased 500,000 shares at an average price of $85.37 per share. We have 4.5 million shares remaining in the authorized share repurchase pool as of March 31, 2016.

•	During Q1 2016, we had 22 customers with orders in excess of $1 million and one customer with orders in excess of $10 million. The order in excess of $10 million related to a long-standing ANSYS customer that elected to displace the mechanical code of an ANSYS competitor and enter into an enterprise license agreement that will be recognized ratably over the contract period. In Q1 of 2015, we also had 22 customers with orders in excess of $1 million.

•	Our direct and indirect businesses contributed 77% and 23%, respectively, of revenue for Q1.

•	Total headcount on March 31, 2016 was approximately 2,765.

•	While our customers have been innovating amazing products and revolutionizing their industries, we at ANSYS have been similarly innovating and enhancing our product portfolio. In January 2016, we introduced ANSYS® 17.0 — the world’s most advanced simulation software. With major enhancements to our entire portfolio, including structures, fluids, electronics, systems and embedded software engineering solutions, industry leaders will use ANSYS 17.0 to validate complete virtual prototypes more quickly and efficiently than ever before.

Early feedback from customers has been positive, with more interest shown at this stage than previous releases. The release is focused on greater productivity, performance and insights, which has wide appeal with prospective customers and has resonated very well with existing customers. Global enterprises have already embraced ANSYS as the engineering simulation standard for proven physics, high-performance computing solutions and a unified modeling environment. The ANSYS platform provides scalability, ease of use and flexibility through customization and cloud-enabled applications. More information about ANSYS 17.0 can be found on our website at www.ansys.com.

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ANSYS Q1 2016 Prepared Remarks	May 5, 2016	2

DEFERRED REVENUE AND BACKLOG (GAAP)

($ in thousands)	March 31, 2016	December 31, 2015	March 31, 2015	December 31, 2014
Current Deferred Revenue	$ 375,140	$ 364,644	$ 343,814	$ 332,664
Current Backlog	48,427	47,015	50,694	41,390
Total Current Deferred Revenue and Backlog	$ 423,567	$ 411,659	$ 394,508	$ 374,054

Long-Term Deferred Revenue	$ 9,264	$ 15,096	$ 12,021	$ 12,641
Long-Term Backlog	73,541	77,275	71,009	81,595
Total Long-Term Deferred Revenue and Backlog	$ 82,805	$ 92,371	$ 83,030	$ 94,236

Total Deferred Revenue and Backlog	$ 506,372	$ 504,030	$ 477,538	$ 468,290

As a result of the fair value provisions applicable to the accounting for business combinations, the Company typically records acquired deferred revenue at an amount that is lower than the historical carrying value. The impact of this adjustment on GAAP revenue was $0.1 million for Q1 2016. The expected impact of this adjustment on GAAP revenue is insignificant for both Q2 2016 and for FY 2016.

NON-GAAP REVENUE

Q1 2016 vs. Q1 2015 REVENUE COMPARISON
(Unaudited)
($ in thousands)	Non-GAAP Revenue
	Q1 2016	% of Total	Q1 2015	% of Total	Q1 16 vs. Q1 15 % Growth	Q1 16 vs. Q1 15 % GROWTH in CONSTANT CURRENCY

Total Lease	$81,666	36.1%	$78,416	35.9%	4.1%	5.1%
Total Perpetual	$44,412	19.7%	$46,883	21.5%	-5.3%	-3.3%
Total Maintenance	$93,694	41.5%	$87,914	40.3%	6.6%	9.3%
Total Service	$6,237	2.8%	$5,161	2.4%	20.8%	22.0%
Q1	$226,009	100.0%	$218,374	100.0%	3.5%	5.4%

In constant currency, total consolidated non-GAAP revenue increased 5% in Q1 2016 as compared to Q1 2015. Software license revenues increased 2% in constant currency in Q1 2016 as compared to Q1 2015. Our maintenance business grew 9% in constant currency in Q1 2016, and our overall maintenance renewal rates continued to be strong.

ANSYS Q1 2016 Prepared Remarks	May 5, 2016	3

NON-GAAP GEOGRAPHIC HIGHLIGHTS

Q1 2016 vs. Q1 2015 GEOGRAPHIC COMPARISON
(Unaudited)
($ in thousands)	Non-GAAP Revenue
	Q1 2016	% of Total	Q1 2015	% of Total	Q1 16 vs. Q1 15 % Growth	Q1 16 vs. Q1 15 % GROWTH in CONSTANT CURRENCY
North America	$88,841	39.3%	$84,935	38.9%	4.6%	4.9%

Germany	$23,369	10.3%	$23,261	10.7%	0.5%	5.3%
United Kingdom	$8,777	3.9%	$9,355	4.3%	-6.2%	-1.1%
Other Europe	$36,931	16.3%	$35,920	16.4%	2.8%	6.8%
Total Europe	$69,077	30.6%	$68,536	31.4%	0.8%	5.2%

Japan	$27,855	12.3%	$26,773	12.3%	4.0%	2.7%
Asia-Pacific	$40,236	17.8%	$38,130	17.5%	5.5%	8.8%
Total Asia-Pacific	$68,091	30.1%	$64,903	29.7%	4.9%	6.3%
Q1	$226,009	100.0%	$218,374	100.0%	3.5%	5.4%

In North America, we achieved 5% constant currency growth for the quarter, off a strong Q1 2015 comparable. In this year’s first quarter, we experienced pockets of ongoing cautious customer spending and protracted sales cycles, particularly with larger deals. Our performance was primarily driven by the aerospace and defense, automotive, industrial equipment and high-tech industries. The performance within aerospace and defense was driven by improving performance in the commercial aerospace supply chain, loosening of defense budgets and growing demand from the military and commercial space sectors. The need for smaller and less costly satellites has created an investment in this new space. The automotive manufacturers continued their strong investments in developing advanced technologies for electric and autonomous vehicles, fuel efficiency and emissions reductions. While the oil and gas industry continues to postpone high capital expenditure projects, companies who have a longer term view are increasing their R&D investments and focusing on energy efficiency and new initiatives. Examples include chemical looping for capturing CO2 from coal power plants, and reducing costs in areas such as renewable energy and in the liquefaction of liquid natural gas. High-tech companies continue to invest heavily in technologies for converging industries (e.g. aerospace/defense and electronics, electronics and automotive, as well as a variety of Internet of Things (IoT) initiatives), all of which require connected and accelerated workflows. All of these trends bode well for ANSYS as the need for multi-physics and systems-based simulation becomes increasingly critical. Due to the strength of the ANSYS portfolio, we continue to win business and displace other codes which lack the ability to simulate increasingly complex designs.

Pipeline building and customer engagement activities in North America are actively underway, as demand for innovation continues to drive simulation investments across a broad array of industries. Additionally, we continued to see increased interest from some of our leading customers to expand their enterprise deployments of ANSYS’ platform and technologies. This is being driven by their own internal initiatives to accelerate the pace of innovation and to increase information technology efficiency within their global organizations and supply chains.

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Europe also delivered 5% growth in constant currency, reflective of continued economic and geo-political challenges across the region. Similar to Q1 of 2015, Germany was comparatively the strongest of our larger European markets. That being said, we did experience delays in customer spending and approvals in Q1, particularly with some of the larger deals. We also saw relatively weaker performance in the UK and France, as well as continued weakness in our Russian business. From an industry perspective, we saw pockets of strength mostly from automotive and energy companies. European automotive companies, who are competing in the high-growth U.S. market, are making major investments in developing advanced technologies and are increasingly in need of engineers and engineering tools that can work across multiple disciplines to integrate complex systems. Outside of automotive, the general slow growth environment across most of Europe continues to drag down R&D investments in the majority of other major industries and to cause elongated sales cycles.

Our emphasis remains on hiring additional sales capacity and continued pipeline building. Europe continues to be both an area of diversity in performance and also an important area of focus for the Company where we are implementing a series of sales improvement and customer engagement initiatives to drive the near- and longer-term growth opportunity that we believe exists.

Asia-Pacific overall delivered 6% constant currency growth. Markets such as China, India and Taiwan delivered largely in line with our expectations coming into the quarter. In these markets we experienced double-digit growth driven by a combination of improved sales and channel execution, and a somewhat stable to improved business climate. Investments by chemicals and metals, aerospace and defense, high-tech and consumer electronics companies drove the performance. Momentum in the development of domestic aerospace and defense programs in India and China fueled sales performance, as did consumer electronics companies investing heavily in R&D with a clear focus on wireless, mobile and IoT hot trends. Materials and chemicals customers continue to focus on energy efficiency, engineered products, and sustainability which led to demand in Japan. The focus is on finding new and complementary ways to better address the market opportunity through an increase in both the direct sales and channel partner capacity and to improve overall sales productivity.

TECHNOLOGY UPDATES

April 2016 - ANSYS Releases Latest Version of Savant and EMIT

Customers of ANSYS can now design their innovative electronic products faster and more cost-effectively thanks to the latest releases of ANSYS® Savant™ and ANSYS® EMIT™ software. The industry-leading engineering simulation solutions give engineers the power to design and predict the performance of installed antenna and radio frequency (RF) environments quickly and more accurately for a range of products – from wearable and mobile devices to autonomous vehicles.

Product design is changing with the advent of the Internet of Things and the widespread growth of wireless devices. Guaranteeing the proper operation and coexistence of RF systems and antennas in increasingly restricted and complex environments is critical. Savant and EMIT work in conjunction with ANSYS® HFSS™ software, enabling users to optimize a complete workflow to simulate the entire electromagnetic environment, including antenna synthesis and design, installed antenna performance and RF system analysis.

The new releases of Savant and EMIT feature significant advances in solver technology, design flow automation and high-performance computing for applications that include wireless system planning, platform co-site interference, coexistence and defense for electronics devices. They also provide a seamless and comprehensive simulation workflow for antenna and RF system performance in real-world environments.

Savant enables engineers to predict and analyze antenna performance on large-scale platforms through HFSS integration. This delivers a comprehensive workflow for simulating antennas and antenna installations and for predicting performance and interaction among multiple antennas within a large, complex operating environment – creating a faster and more reliable approach to simulate installed antenna performance for ships, cars and airplanes. EMIT provides users with a RF system-level modeling and simulation capability that assesses the impact of radio frequency interference on all systems in an environment when confronted with multiple interfering signals and noise. Engineers can perform detailed automatic diagnostics for each receiver and rapid evaluation of interference mitigation measures to ensure that each system operates as intended in its installed environment.

ANSYS Q1 2016 Prepared Remarks	May 5, 2016	5

INCOME STATEMENT HIGHLIGHTS

Q1 2016 MARGINS AND OUTLOOK: The respective non-GAAP gross and operating margins were 88.8% and 46.4%, respectively, for the first quarter of 2016.

Looking ahead into Q2 2016, on a consolidated basis, we are targeting a non-GAAP gross profit margin of approximately 88.0% - 89.0% and a non-GAAP operating margin of approximately 46.5% - 47.5%. Our current outlook for FY 2016 assumes a non-GAAP gross profit margin of 88.0% - 89.0% and a non-GAAP operating margin of 47.0% - 48.0%.

HISTORICAL AND PROSPECTIVE TAX RATES: Our Q1 non-GAAP effective tax rate was 34.3% and our GAAP rate was 34.2%. Our Q1 2015 non-GAAP effective tax rate was 32.2% and the Q1 2015 GAAP rate was 31.0%.

For the second quarter of 2016, we are forecasting a non-GAAP effective tax rate of 31.0% - 32.0%. This rate is lower than the rate in the other quarters of 2016 as a result of an expected tax benefit related to tax structuring and repatriation activities that are expected to occur during the second quarter. For the third and fourth quarters of 2016, we are forecasting a non-GAAP effective tax rate of 33.5% - 34.5%, resulting in an overall effective tax rate for the fiscal year of approximately 33.0% - 34.0%. This rate is 1.0% higher than the rate provided with the Company’s February 2016 guidance. This is mainly the result of the expected impact that recently proposed IRS regulations will have on the Company’s tax planning if such regulations are made effective later in the year. These regulations were mainly intended to curb corporate inversions, but have a more wide-ranging impact on structuring activities unrelated to inversions. These proposed regulations are currently under a public comment period.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•	Cash and short-term investments totaled $864 million as of March 31, 2016, of which 69% is held domestically.
•	Cash flows from operations were $108.6 million for the first quarter of 2016, as compared to $114.1 million in Q1 2015.
•	Consolidated net DSO of 35 days.
•	Capital expenditures totaled $2.7 million for the first quarter 2016.
•	We are currently planning on total 2016 capital expenditures in the range of $17 - $22 million.

SHARE COUNT AND SHARE REPURCHASE

We had 90.1 million fully diluted weighted average shares outstanding in Q1. In line with our commitment to return capital to stockholders, we repurchased 500,000 shares during Q1 at an average price of $85.37 per share. As of March 31, 2016, the Company had 4.5 million shares remaining in its authorized share repurchase program. We are currently expecting approximately 90.0 million fully diluted shares outstanding for Q2 2016 and approximately 89.5 – 90.0 million outstanding for FY 2016.

STOCK-BASED COMPENSATION EXPENSE

($ in thousands)	Three Months Ended
	03/31/2016	03/31/2015
Cost of Sales:
Software Licenses	$ 155	$ 193
Maintenance & Service	367	416

Operating Expenses:
SG&A	2,924	4,067
R&D	3,632	3,155

Total Expense Before Taxes	$7,078	$7,831
Related Income Tax Benefits	(2,043)	(2,818)
Expense, Net of Taxes	$5,035	$5,013

ANSYS Q1 2016 Prepared Remarks	May 5, 2016	6

CURRENCY

CURRENCY IMPACT COMPARED TO Q1 2015: The 2016 first quarter revenue and operating income were unfavorably impacted by currency fluctuations of $4.1 million and $2.6 million, respectively.

CURRENCY OUTLOOK: The Company’s results have been, and will continue to be, impacted by currency fluctuations, particularly by rate movements in the Euro, British Pound and Japanese Yen. Our currency rate assumptions for Q2 2016 are 1.13 - 1.16 for the Euro, 1.44 - 1.47 for the British Pound and 106 – 109 for the Japanese Yen. For FY 2016, our currency rate assumptions include 1.12 – 1.15 for the Euro, 1.44 – 1.47 for the British Pound and 107 – 110 for the Japanese Yen. These rates compare to those provided with our previous FY 2016 guidance of 1.10 - 1.13 for the Euro, 1.41 - 1.44 for the British Pound and 113 - 116 for the Japanese Yen.

OUTLOOK

Q2 and FY 2016 OUTLOOK:

Based on our current sales visibility, the assumption of a continuation of a similar business climate in the second quarter to that we experienced in the first quarter and updates to our previous currency rate assumptions, we are providing our initial outlook for Q2 2016. We are currently forecasting GAAP and non-GAAP revenue in the range of $240.0 million - $248.0 million; non-GAAP diluted EPS in the range of $0.86 - $0.90 and GAAP diluted EPS in the range of $0.69 - $0.75.

We are updating our previous outlook for the full year of 2016 to take into account the slightly lower perpetual revenue output in the first half of the year and a higher effective tax rate. Our updated outlook includes GAAP and non-GAAP revenue in the range of $990 million - $1.02 billion. Our non-GAAP diluted EPS outlook for FY 2016 is in the range of $3.48 - $3.62, and we expect GAAP diluted EPS in the range of $2.81 - $2.98.

This outlook also factors in updated currency rate assumptions, actual and planned increases in sales capacity and other headcount additions, and our current visibility around major account activity, sales pipelines and forecasts. However, as we have said in the past, and will continue to reiterate, there are many things that we have no control over, including the macro-economic environment, customer procurement patterns, government and tax policies, and currency rate volatility. We do, however, have the benefit of a solid, recurring revenue base; a diversified, geographic and industry footprint; strong operating cash flow and a world-class customer base that have helped us to succeed and to deliver on our commitments.

CLOSING COMMENTS

As we progress through 2016, we will remain highly focused on execution and technological differentiation. Customer acceptance of our vision and unique value proposition, coupled with the investments we are making in the business and in the expansion of our systems approach to simulation, make us very optimistic about our long-term opportunity. We continue to be propelled by a strong combination of a solid business model, loyal customers, dedicated channel partners, great technology and talented, committed employees. We are also broadening our portfolio, allowing us to grow and expand our long-term engineering simulation opportunity across the globe.

GLOSSARY OF TERMS

Backlog: Installment billings for periods beyond the current quarterly billing cycle and customer orders received but not processed.

Deferred Revenue: Billings made or payments received in advance of revenue recognition from software license and maintenance agreements.

Enterprise License Agreement (ELA): A contract with a customer who makes a decision to deploy ANSYS software across its business. These contracts typically involve large organizational and financial commitments, include products from multiple product lines from the company’s suite of software products, and typically include training and other engineering services. The software component of these contracts can include time-based licenses, perpetual licenses, maintenance or a combination of all three.

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Lease or Time-Based License: A license of a stated product of the company’s software that is granted to a customer for use over a specified time period, which can be months or years in length. In addition to the use of the software, the customer is provided with access to maintenance (unspecified version upgrades and technical support) without additional charge. The revenue related to these contracts is recognized ratably over the contract period.

Perpetual / Paid-Up License: A license of a stated product and version of the company’s software that is granted to a customer for use in perpetuity. The revenue related to this type of license is typically recognized up-front.

Maintenance: A contract, typically one year in duration, that is purchased by the owner of a perpetual license and that provides access to unspecified version upgrades and technical support during the duration of the contract. The revenue from these contracts is recognized ratably over the contract period.

Vendor-Specific Objective Evidence (VSOE): Sufficient evidence of the fair value of the elements in a multiple-element arrangement that allows a company to separate the elements and to account for each element separately. If sufficient VSOE of fair value does not exist to allocate revenue to the various elements of an arrangement, revenue from the arrangement may be either deferred or recognized ratably over the contract period, depending on the facts and circumstances of the particular contract.

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FORWARD-LOOKING STATEMENTS AND RISK FACTORS

Information provided by the Company or its spokespersons, including the above statements and any others in this document that refer to plans and expectations for the second quarter of 2016, FY 2016 and the future are forward-looking statements. The Company cautions investors that its performance (and, therefore, any forward-looking statement) is subject to risks and uncertainties. A detailed discussion of these risks and other factors that could affect ANSYS’ results is included in ANSYS’ SEC filings, including the report on Form 10-K for the year ended December 31, 2015, filed on February 25, 2016.

The 2016 ANSYS Investor Day will be held on June 2, 2016 at the Hyatt Hotel at the Pittsburgh Airport. For more information and to register to attend, please go to http://www.ansys.com/Other/investor-day and click on the Register button.

Join us on June 1st from 6 pm – 8 pm to kick off Investor Day with an informal cocktail reception, where you can meet key members of the ANSYS leadership team. June 2nd will be a full day devoted to presentations from ANSYS senior management, customers and partners; topics will include the progress of our go-to-market and sales strategies, engineering and product trends, and opportunities for future growth. We’ll release a detailed agenda soon. Space is limited, so please register now. Don’t miss out on this opportunity to learn more about ANSYS!

Hyatt Regency Pittsburgh International Airport

Hotel reservations must be made prior to May 16, 2016 to receive the ANSYS corporate rate of $159/night standard room or $184/night deluxe room.

More information and registration are also available at http://www.ansys.com/Other/investor-day

Contact jodi.allison@ansys.com with questions.

ANSYS Q1 2016 Prepared Remarks	May 5, 2016	9

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ANSYS, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures

(Unaudited)

(in thousands, except percentages and per share data)

	Three Months Ended
	March 31, 2016				March 31, 2015
	As Reported	Adjustments		Non-GAAP Results	As Reported	Adjustments		Non-GAAP Results

Total revenue	$225,906	$103	(1)	$226,009	$217,781	$593	(4)	$218,374
Operating income	85,022	19,850	(2)	104,872	80,058	23,133	(5)	103,191
Operating profit margin	37.6%			46.4%	36.8%			47.3%
Net income	$56,468	$12,965	(3)	$69,433	$56,132	$14,682	(6)	$70,814
Earnings per share – diluted:
Diluted earnings per share	$0.63			$0.77	$0.61			$0.77
Weighted average shares - diluted	90,084			90,084	92,140			92,140

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(2)	Amount represents $12.7 million of amortization expense associated with intangible assets acquired in business combinations, $7.1 million of stock-based compensation expense and the $0.1 million adjustment to revenue as reflected in (1) above.

(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $6.9 million.

(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(5)	Amount represents $14.4 million of amortization expense associated with intangible assets acquired in business combinations, $7.8 million of stock-based compensation expense, the $0.6 million adjustment to revenue as reflected in (4) above and $0.3 million of transaction expenses related to business combinations.

(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $8.5 million.

ANSYS Q1 2016 Prepared Remarks	May 5, 2016	10

USE OF NON-GAAP MEASURES

The Company provides non-GAAP revenue, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share as supplemental measures to GAAP regarding the Company's operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. This press release also contains a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.

Management uses non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and its employees. In addition, many financial analysts that follow the Company focus on and publish both historical results and future projections based on non-GAAP financial measures. The Company believes that it is in the best interest of its investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested and the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Acquisition accounting for deferred revenue and its related tax impact. Historically, the Company has consummated acquisitions in order to support its strategic and other business objectives. In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue is often recorded on the opening balance sheet at an amount that is lower than the historical carrying value. Although this acquisition accounting requirement has no impact on the Company's business or cash flow, it adversely impacts the Company's reported GAAP revenue in the reporting periods following an acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company provides non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related annual lease licenses and software maintenance contracts are renewed in future periods.

Amortization of intangible assets from acquisitions and its related tax impact. The Company incurs amortization of intangible assets, included in its GAAP presentation of amortization expense, related to various acquisitions it has made. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of the Company during the applicable time period after the acquisition, and it excludes such expenses when making decisions to allocate resources. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past reports of financial results of the Company as the Company has historically reported these non-GAAP financial measures.

ANSYS Q1 2016 Prepared Remarks	May 5, 2016	11

Stock-based compensation expense and its related tax impact. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of software licenses; cost of maintenance and service; research and development expense; and selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company. Specifically, the Company excludes stock-based compensation during its annual budgeting process and its quarterly and annual assessments of the Company's and management's performance. The annual budgeting process is the primary mechanism whereby the Company allocates resources to various initiatives and operational requirements. Additionally, the annual review by the board of directors during which it compares the Company's historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results. In fact, the Company records stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable. In this way, management is able to review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company’s financial reporting, as well as comparability with competitors' operating results.

Transaction costs related to business combinations. The Company incurs expenses for professional services rendered in connection with business combinations, which are included in its GAAP presentation of selling, general and administrative expense. These expenses are generally not tax-deductible. Management excludes these acquisition-related transaction expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally would not have otherwise incurred these expenses in the periods presented as a part of its continuing operations. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company’s financial reporting as well as comparability with competitors' operating results.

Non-GAAP financial measures are not in accordance with, or an alternative for GAAP. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure

Revenue	Non-GAAP Revenue
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share

IR Contact:

Annette N. Arribas, CTP

(724) 820-3700

annette.arribas@ansys.com

ANSYS Q1 2016 Prepared Remarks	May 5, 2016	12